UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                         COMMISSION FILE NUMBER: 1-5901

(Check One): |X| Form 10-K   |_| Form 20-F   |_| Form 11-K
             |_|  Form 10-Q  |_| Form N-SAR

             For Period Ended: November 29, 1997

 [ ] Transition Report on Form 10-K      [ ]  Transition  Report on Form 10-Q
 [ ] Transition  Report on Form 20-F     [ ]  Transition Report on Form N-SAR
 [ ] Transition Report  on Form  11-K

             For the Transition Period Ended:_____________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

     Fab Industries, Inc.
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Full Name of Registrant

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Former Name if Applicable

     200 Madison Avenue
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Address of Principal Executive Office (Street and Number)

     New York, New York 10016
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate.)

       [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

See Attachment I

                                                                 SEC 1344 (6/93)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           David A. Miller         (212)                          592-2865
           ------------            -----                          --------
               (Name)           (Area Code)                   (Telephone Number)


(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
         answer is no, identify report(s).        |X| Yes |_| No

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(3)      Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?               |_| Yes |X| No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Fab Industries, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     3/2/98                               By /s/DAVID A. MILLER
    ------------------                           ---------------------------
                                                 David A. Miller, Vice President
                                                 -- Finance, Treasurer and
                                                 Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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

                                  Attachment I

                              Fab Industries, Inc.
                                   Form 12b-25
     Annual Report on Form 10-K for the Fiscal Year Ended November 29, 1997


Part III

Registrant's annual report on Form 10-K for the fiscal year ended November 29, 1997 (the "Form 10-K") was completed for filing on the date on which such report was required to be filed. However, due to the illness and hospitalization of the head operator of our counsel's EDGAR filing deparment, the Company's Form 10-K inadvertently was not filed on such date. The Registrant has subsequently filed the Form 10-K on March 2, 1998, which date is within the grace period provided for under Rule 12b-25.